Exhibit 99.1

T2 Biosystems Reports Fourth Quarter and Full Year 2018 Financial Results and Provides Corporate Update

Secured 14 New Instrument Contracts in the Fourth Quarter and 39 total New Instrument Contracts in 2018 that are expected to drive growth in Recurring Test Revenue

Confirms Guidance of a Doubling of Revenue in 2019; Provides Guidance of Securing 70 – 80 T2Dx Instruments Contracts in 2019

LEXINGTON, Mass., March 7, 2019 (GLOBE NEWSWIRE) — T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the development and commercialization of innovative medical diagnostic products for critical unmet needs in healthcare, announced today the operating highlights and financial results for the fourth quarter and year ended December 31, 2018.

Fourth Quarter and Recent Business and Financial Performance Highlights:

•	Reported fourth quarter total revenue of $1.8 million, up 6% year-over-year.

•	Reported fourth quarter product revenue of $1.3 million reflecting increased testing volume and stable capital sales as more new customers selected the reagent rental model.

•	Secured a record 14 new contracts of T2Dx® Instruments in the fourth quarter, which was at the high end of 2H18 guidance.

•	Increased targeted high-risk patients at newly contracted hospitals by over 80,000.

•	In February, ranked in top ten of Fast Company’s 2019 Most Innovative Companies, Biotech Sector.

Full Year Business and Financial Performance Highlights:

•	Reported full year total revenue of $10.5 million, up 123% year-over-year.

•	Reported full year product revenue of $4.8 million, up 41% year-over-year.

•	Launched the T2Bacteria Panel, the flagship product in the T2Direct Diagnostics Portfolio™, following U.S. FDA clearance in May 2018.

•	Secured 39 new contracts of T2Dx® Instruments for the full year, with 25 contracts in 2H18 following the T2Bacteria Panel FDA clearance.

•	Increased targeted high-risk patients at contracted hospitals by 250,000.

•	Closed equity financing raising $52.6 million in gross proceeds to support commercialization of the T2Direct Diagnostics™ product portfolio, including the ongoing launch of the T2Bacteria Panel.

“2018 was a year of major achievements for the Company highlighted by the FDA clearance of the T2Bacteria Panel, which has driven record levels of new interest from hospitals and allowed us to accelerate the growth of our installed base,” said John McDonough, president and chief executive officer. “In the fourth quarter we secured a record 14 new system contracts, contributing to 25 secured in the second half of the year, which came in at the top of our expectations. The earliest of these new T2Bacteria Panel customers have now completed the installation, validation and training processes and are beginning to test patients. Concurrently, we anticipate the body of clinical evidence supporting T2Bacteria Panel will grow this year, along with the sharing of best practices and experience between hospitals. We expect this steady increase of T2Bacteria Panel activity to drive greater recurring revenue through 2019, and along with growing system contracts, will contribute to achieving our revenue growth guidance for 2019 and a doubling of revenue again in 2020.”

Mr. McDonough added, “In 2019 we expect to further expand our market opportunity with the T2Resistance Panel, which we expect to launch as a research-use only product in the U.S. and anticipate receiving a CE mark for commercial launch in Europe by the end of 2019. On the development front, we plan to collect data for our pivotal study for the T2Lyme Panel and are encouraged by pre-clinical data that shows the potential to improve patient outcomes.”

Additional Financial Results:

•

Research revenues were $0.5 million in the fourth quarter, up 67% compared to $0.3 million in last year’s fourth quarter. Research revenues were $5.7 million in the full year, up 375% compared to $1.2 million last year.

•

Costs and expenses in the fourth quarter, excluding cost of product revenue, were $9.8 million, compared to last year’s fourth quarter costs and expenses of $9.7 million. Total costs and expenses include depreciation and non-cash stock compensation from stock options and performance-based restricted stock grants (RSUs) of $3.0 million compared to $1.8 million in last year’s fourth quarter, an increase primarily due to the vesting of RSUs. Costs and expenses in the full year, excluding cost of product revenue, were $40.2 million, a 14% decrease over last year’s costs and expenses of $46.5 million. Total costs and expenses include depreciation and non-cash stock compensation from stock options and performance-based restricted stock grants (RSUs) of $12.3 million compared to $7.8 million in last year, an increase primarily due to the vesting of RSUs.

•

Operating margins in the fourth quarter were a loss of $13.6 million, a 6% decrease over last year’s fourth quarter operating margin loss of $14.4 million. Operating margins in full year were a loss of $45.1 million, a 16% decrease over last year’s operating margin loss of $53.9 million.

Weighted average shares outstanding were 44.1 million for the fourth quarter and 40.6 million for the full year, compared to 35.7 million and 32.1 million in the same periods last year.

Guidance:

The company is providing the following full year 2019 financial guidance:

•

Total revenue is expected to double in 2019 compared to $10.5 million in 2018. First quarter 2019 revenue is expected to be in the range of $1.3 million to $1.5 million, reflecting continuing adoption of T2Bacteria and T2Candida Panel test sales and expanding T2Dx® Instruments reagent rentals and sales in the U.S. and internationally.

•

The company expects to secure contracts of 70 to 80 T2Dx® Instruments in 2019, including 8 to 10 contracts in the first quarter 2019, which follows the historical seasonal pattern of contracts in the fourth quarter being greater than the first quarter.

•

Operating expenses, excluding cost of product revenue, are expected to be $10.5 million to $11.5 million in the first quarter 2019. Total costs and expenses will include non-cash depreciation and stock based compensation expenses from stock options and RSUs of approximately $3.0 million.

Conference Call

Management will host a conference call today with the investment community at 4:30 p.m. Eastern Time to discuss the financial results and other business developments. Interested parties may access the live call via telephone by dialing 1-877-407-9208 (U.S.) or 1-201-493-6784 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Investors/Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call, also in the Investors/Events & Presentations section of the website.

About T2 Biosystems:

T2 Biosystems, a leader in the development and commercialization of innovative medical diagnostic products for critical unmet needs in healthcare, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Candida® Panel, and T2Bacteria® Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including products for the detection of additional species and antibiotic resistance markers of sepsis pathogens, and tests for Lyme disease.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding additional patients, timing of testing patients, anticipated product benefits, strategic priorities, product expansion or opportunities, growth expectations or targets, timing of FDA filings or clearances and anticipated operating expenses, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission, or SEC, on March 19, 2018, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Media Contact:

Gina Kent, Vault Communications

gkent@vaultcommunications.com

610-455-2763

Investor Contact:

Zack Kubow, W2O Group

zkubow@w2ogroup.com

415-658-6436

T2 Biosystems, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Year ended
	December 31,
	2018	2017	2016
Revenue:
Product revenue	$4,805	$3,440	$1,747
Research revenue	5,695	1,226	2,333

Total revenue	10,500	4,666	4,080
Costs and expenses:
Cost of product revenue	15,404	12,028	6,872
Research and development	14,489	23,733	24,009
Selling, general and administrative	25,697	22,757	24,077

Total costs and expenses	55,590	58,518	54,958

Loss from operations	(45,090)	(53,852)	(50,878)
Interest expense, net	(6,682)	(8,907)	(4,098)
Other income, net	619	331	172

Net loss and comprehensive loss	(51,153)	(62,428)	(54,804)

Net loss per share — basic and diluted	$(1.26)	$(1.94)	$(2.11)

Weighted-average number of common shares used in computing net loss per share — basic and diluted	40,558,826	32,131,512	26,015,751

T2 Biosystems, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$50,805	$41,799
Accounts receivable	1,786	467
Prepaid expenses and other current assets	1,340	708
Inventories	2,677	1,344

Total current assets	56,608	44,318
Property and equipment, net	7,315	10,015
Restricted cash	180	260
Other assets	206	268

Total assets	$64,309	$54,861

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$744	$648
Accrued expenses and other current liabilities	6,073	6,218
Derivative liability	2,142	2,238
Notes payable	42,373	40,696
Deferred revenue	697	1,736
Current portion of lease incentives	268	246

Total current liabilities	52,297	51,782
Notes payable, net of current portion	—	1,008
Lease incentives, net of current portion	492	731
Deferred revenue, net of current portion	133	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 44,175,441 and 35,948,900 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	44	36
Additional paid-in capital	328,514	267,421
Accumulated deficit	(317,171)	(266,117)

Total stockholders’ equity	11,387	1,340

Total liabilities and stockholders’ equity	$64,309	$54,861